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Term Sheet No. G51 To the Underlying Supplement dated June 24, 2010, Product Supplement No. G-I dated March 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 433 Registration Statement No. 333-158199-10 September 1, 2010

$
CS Global Basket Notes due October 5, 2015
Linked to the Best Performing of Three Baskets Consisting of the SPDR®
S&P 500 ETF Trust, the iShares® Barclays 20+ Year Treasury Bond Fund and the SPDR® Gold Trust

General

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The securities are designed for investors who seek a repayment of the principal amount of securities they hold at maturity plus a return linked to the best performing of three weighted Baskets, each consisting of the SPDR S&P 500 ETF Trust, the iShares Barclays 20+ Year Treasury Bond Fund and the SPDR Gold Trust. The amount payable at maturity will be based on the average of the appreciation, if any, of the Best Performing Basket, measured from the Trade Date to each semi-annual Valuation Date. Investors should be willing to forgo interest and dividend payments. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing October 5, 2015.†

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Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.

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The securities are expected to price on or about September 30, 2010 (the "Trade Date") and are expected to settle on or about October 5, 2010. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms

Issuer:	Credit Suisse AG ("Credit Suisse"), acting through its Nassau Branch
Baskets:	Three weighted baskets, each consisting of three exchange-traded funds (each, a "Basket Component"). Each Basket Component is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Component Weighting in each Basket:

	Basket Component	Ticker	Initial Level*	Component Weighting Basket A	Component Weighting Basket B	Component Weighting Basket C
	SPDR S&P 500 ETF Trust ("SPY Fund")	SPY UP		50%	20%	30%
	iShares Barclays 20+ Year Treasury Bond Fund ("TLT Fund")	TLT UP		20%	30%	50%
	SPDR Gold Trust ("GLD Fund")	GLD UP		30%	50%	20%
	*	The Initial Level of each Basket Component will be the closing level of such Basket Component on the Trade Date. In the event that the closing level for any Basket Component is not available on the Trade Date, the Initial Level for such Basket Component will be determined on the immediately following trading day on which a closing level is available.
Redemption Amount:	At maturity, you will be entitled to receive a Redemption Amount in cash that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Basket Return of the Best Performing Basket, calculated as set forth below. Any payment at maturity is subject to our ability to pay our obligations as they become due.
Basket Return:	For each Basket:
	•	If the Final Basket Level is greater than the Initial Basket Level:
Final Basket Level — Initial Basket Level Initial Basket Level
	•	If the Final Basket Level is less than or equal to the Initial Basket Level, zero.
If the Final Basket Level of the Best Performing Basket is less than or equal to its Initial Basket Level, you will be entitled to receive only your principal amount at maturity.
Best Performing Basket:	The Basket with the greatest Basket Return.
Initial Basket Level:	For each Basket, set equal to 100 on the Trade Date.
Final Basket Level:	For each Basket, the arithmetic average of the Basket Levels of such Basket on each of the Valuation Dates.
Basket Level:	On any Valuation Date, the Basket Level for each Basket will be calculated as follows:
100 × [1 + (SPY Return × SPY Weighting) + (TLT Return × TLT Weighting) + (GLD Return × GLD Weighting)], where each of the SPY Return, the TLT Return and the GLD Return are the Component Returns of the SPY Fund, the TLT Fund and the GLD Fund, respectively, on such Valuation Date, and the SPY Weighting, the TLT Weighting and the GLD Weighting are the Component Weightings of the SPY Fund, the TLT Fund and the GLD Fund, respectively, in the relevant Basket.
Component Return:	With respect to each Basket Component, the Component Return on any Valuation Date will be calculated as follows:
Final Level — Initial Level Initial Level
Final Level:	For each Basket Component on each Valuation Date, the closing level of such Basket Component on such Valuation Date. The closing level of any Basket Component is subject to adjustment for dilution events as described in the accompanying product supplement.
Valuation Dates:†	March 30, 2011, September 30, 2011, March 30, 2012, September 28, 2012, March 29, 2013, September 30, 2013, March 31, 2014, September 30 2014, March 30, 2015 and September 30, 2015 (the "Final Valuation Date")
Maturity Date:†	October 5, 2015
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546EZE7

† Each scheduled Valuation Date is subject to postponement in respect of each Basket Component if such date is not an underlying business day for such Basket Component or as a result of a market disruption event in respect of such Basket Component as described in the accompanying product supplement under "Description of the Securities—Market disruption events." The Maturity Date is subject to postponement if the scheduled Maturity Date is not a business day or if the Final Valuation Date is postponed because it is not an underlying business day for any Basket Component or as a result of a market disruption event in respect of any Basket Component.

Investing in the securities involves a number of risks. See "Selected Risk Considerations" beginning on page 5 of this term sheet and "Risk Factors" beginning on page PS-3 of the accompanying product supplement.

Credit Suisse has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in this offering will arrange to send you this term sheet, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling 1-800-221-1037.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer

Per security	$1,000.00	$	$

Total	$	$	$

(1) We or one of our affiliates may pay varying discounts and commissions of between $0.00 and $2.50 per $1,000 principal amount of securities in connection with the distribution of the securities. In addition, an affiliate of ours may pay referral fees of up to $5.00 per $1,000 principal amount of securities in connection with the distribution of the securities. For more detailed information, please see "Supplemental Plan of Distribution (Conflicts of Interest)" in this term sheet.

The agent for this offering, Credit Suisse Securities (USA) LLC ("CSSU"), is our affiliate. For more information, see "Supplemental Plan of Distribution (Conflicts of Interest)" in this term sheet.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

September 1, 2010

Additional Terms Specific to the Securities

You should read this term sheet together with the underlying supplement dated June 24, 2010, the product supplement dated March 25, 2009, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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  Underlying supplement dated June 24, 2010:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746910006110/a2199225z424b2.htm

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  Product supplement No. G-I dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003140/a2191821z424b2.htm

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  Prospectus supplement dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

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  Prospectus dated March 25, 2009:

    http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this term sheet, the "Company," "we," "us," or "our" refers to Credit Suisse.

This term sheet, together with the documents listed above, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Selected Risk Considerations" in this term sheet and "Risk Factors" in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts at Maturity

The table and examples below illustrate hypothetical Redemption Amounts per $1,000 principal amount of securities for a range of hypothetical scenarios. The Final Basket Level for each Basket and the determination of which Basket is the Best Performing Basket will be made on the Final Valuation Date. The hypothetical Redemption Amounts set forth below are for illustrative purposes only. The actual Redemption Amount applicable to a purchaser of the securities will be based on the arithmetic average of the Basket Levels on each of the Valuation Dates of the Best Performing Basket. Any payment at maturity is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and scenarios below have been rounded for ease of analysis.

Final Basket Level of the Best Performing Basket	Percentage Change from the Initial Basket Level to the Final Basket Level of the Best Performing Basket	Basket Return of the Best Performing Basket	Redemption Amount
200.00	100.00%	100.00%	$2,000.00
190.00	90.00%	90.00%	$1,900.00
180.00	80.00%	80.00%	$1,800.00
170.00	70.00%	70.00%	$1,700.00
160.00	60.00%	60.00%	$1,600.00
150.00	50.00%	50.00%	$1,500.00
140.00	40.00%	40.00%	$1,400.00
130.00	30.00%	30.00%	$1,300.00
120.00	20.00%	20.00%	$1,200.00
115.00	15.00%	15.00%	$1,150.00
110.00	10.00%	10.00%	$1,100.00
105.00	5.00%	5.00%	$1,050.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
85.00	-15.00%	0.00%	$1,000.00
80.00	-20.00%	0.00%	$1,000.00
70.00	-30.00%	0.00%	$1,000.00
60.00	-40.00%	0.00%	$1,000.00
50.00	-50.00%	0.00%	$1,000.00
40.00	-60.00%	0.00%	$1,000.00
30.00	-70.00%	0.00%	$1,000.00
20.00	-80.00%	0.00%	$1,000.00
10.00	-90.00%	0.00%	$1,000.00
0.00	-100.00%	0.00%	$1,000.00

The following examples illustrate how the Redemption Amount is calculated.

Example 1:

Example 1 assumes the Final Basket Level of the Best Performing Basket is 130, an increase of 30% from its Initial Basket Level. The Redemption Amount is calculated as follows when the Final Basket Level of the Best Performing Basket is greater than its Initial Basket Level:

Basket Return	=	(Final Basket Level – Initial Basket Level) / Initial Basket Level
	=	(130 - 100) / 100
	=	30%
Redemption Amount	=	Principal × (1 + Basket Return)
	=	$1,000 × 1.30
	=	$1,300.00

In this example, at maturity you would be entitled to receive a Redemption Amount equal to $1,300 per $1,000 principal amount of securities based on the appreciation in the Best Performing Basket.

Example 2:

Example 2 assumes the Final Basket Level of the Best Performing Basket is 100, equal to its Initial Basket Level. Because the Final Basket Level of the Best Performing Basket is equal to its Initial Basket Level, the Basket Return is equal to zero and at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities.

Example 3:

Example 3 assumes the Final Basket Level of the Best Performing Basket is 70, a decrease of 30% from its Initial Basket Level. Because the Final Basket Level of the Best Performing Basket is less than its Initial Basket Level, the Basket Return is equal to zero and at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities even though there has been a decline in the Basket Level of the Best Performing Basket.

What is the Redemption Amount on the Securities for Two Hypothetical Scenarios?

The tables and calculations below illustrate how the Best Performing Basket is selected on the Final Valuation Date and how the Redemption Amount per $1,000 principal amount of securities is determined using the Basket Return of the Best Performing Basket. The numbers appearing in the tables and calculations below have been rounded for ease of analysis.

	Scenario 1
Basket Component	Basket A	Basket B	Basket C
Initial Basket Level	100	100	100
Final Basket Level	109.50	109	111.50
Percentage Change	9.50%	9.00%	11.50%
Basket Return	9.50%	9.00%	11.50%
Basket Return of Best Performing Basket			11.50%

In this scenario, because the Basket Return of Basket C is the greatest of the three Basket Returns, Basket C is the Best Performing Basket. Therefore, the Redemption Amount an investor is entitled to receive at maturity is $1,115, based on the Basket Return of the Best Performing Basket of 11.50%.

Redemption Amount	=	$1,000 × (1 + Basket Return of Best Performing Basket)
	=	$1,000 × (1 + 11.50%)
	=	$1,115.00

	Scenario 2
Basket Component	Basket A	Basket B	Basket C
Initial Basket Level	100	100	100
Final Basket Level	90	93	92
Percentage Change	-10.00%	-7.00%	-8.00%
Basket Return	0.00%	0.00%	0.00%
Basket Return of Best Performing Basket		0.00%

In this scenario, because the Final Basket Level of the Best Performing Basket is less than its Initial Basket Level, the Basket Return is equal to zero and at maturity you would be entitled to receive a Redemption Amount equal to $1,000 per $1,000 principal amount of securities even though there has been a decline in the Basket Level of the Best Performing Basket.

Redemption Amount	=	$1,000 × (1 + Basket Return of Best Performing Basket)
	=	$1,000 × (1 + 0.00%)
	=	$1,000.00

How do the Component Weightings of the Basket Components in each Basket Affect the Basket Level of each Basket on a Particular Valuation Date?

The following hypothetical scenarios illustrate how the component weightings in each Basket affect the Basket Level of each Basket on a particular Valuation Date.

Scenario 1: Scenario 1 assumes hypothetical Component Returns of 10%, 15% and 5% for the SPDR S&P 500 ETF Trust, the iShares Barclays 20+ Year Treasury Bond Fund and the SPDR Gold Trust, respectively, on a Valuation Date. The Basket Level for each Basket on such Valuation Date is calculated as follows:

Basket Level	=	100 × [1 + (SPY Return × SPY Weighting) + (TLT Return × TLT Weighting) + (GLD Return × GLD Weighting)]
Basket Level	=	100 × [1 + (10% × 50%) + (15% × 20%) + (5% × 30%)]
of Basket A	=	109.50
Basket Level	=	100 × [1 + (10% × 20%) + (15% × 30%) + (5% × 50%)]
of Basket B	=	109
Basket Level	=	100 × [1 + (10% × 30%) + (15% × 50%) + (5% × 20%)]
of Basket C	=	111.50

Scenario 2: Scenario 2 assumes hypothetical Component Returns of -15%, -5% and -5% for the SPDR S&P 500 ETF Trust, the iShares Barclays 20+ Year Treasury Bond Fund and the SPDR Gold Trust, respectively, on a Valuation Date. The Basket Level for each Basket on such Valuation Date is calculated as follows:

Basket Level	=	100 × [1 + (SPY Return × SPY Weighting) + (TLT Return × TLT Weighting) + (GLD Return × GLD Weighting)]
Basket Level	=	100 × [1 + (-15% × 50%) + (-5% × 20%) + (-5% × 30%)]
of Basket A	=	90
Basket Level	=	100 × [1 + (-15% × 20%) + (-5% × 30%) + (-5% × 50%)]
of Basket B	=	93
Basket Level	=	100 × [1 + (-15% × 30%) + (-5% × 50%) + (-5% × 20%)]
of Basket C	=	92

These scenarios demonstrate that because of the different weightings of the Basket Components in each Basket, the Basket Level on each Valuation Date will differ from Basket to Basket even though the Component Returns used in the calculation of the Basket Level for each Basket on a particular Valuation Date are the same.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket or in any of the Basket Components. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement.

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  THE SECURITIES DO NOT PAY INTEREST – We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the arithmetic average of the Basket Levels on the Valuation Dates. If the Final Basket Level of the Best Performing Basket is less than its Initial Basket Level, you will receive only your principal amount of securities at maturity, subject to our ability to pay our obligations as they become due. The return on the securities may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

  •
  THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Best Performing Basket, the payment of any amount due on the securities is subject to the credit risk of Credit Suisse. Investors are dependant on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

  •
  THE BASKET COMPONENTS OF EACH BASKET ARE NOT EQUALLY WEIGHTED – The securities are linked to the best performing of three weighted Baskets, each consisting of three Basket Components as specified on the cover of this term sheet. One consequence of the unequal weighting of the Basket Components is that if a higher weighted Basket Component in a particular Basket performs poorly and a lower weighted Basket Component in such Basket performs well, the Final Basket Level of such Basket will reflect the poor performance of the higher weighted Basket Component more than it reflects the strong performance of the lower weighted Basket Component, which could have an adverse effect on the value of the securities.

  •
  CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER – Movements in the levels of the Basket Components may not correlate with each other. At a time when the level of one or more of the Basket Components increases, the level of another Basket Component may not increase as much or may even decline. Therefore, in calculating the Basket Return of any Basket, an increase in the level of one or more of the Basket Components of such Basket may be moderated, or more than offset, by a lesser increase or decline in the level of another Basket Component of such Basket.

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  THE FINAL BASKET LEVEL FOR EACH BASKET MAY BE LESS THAN ITS BASKET LEVEL AT VARIOUS TIMES DURING THE TERM OF THE SECURITIES – Because the Final Basket Level for each Basket, used to determine the Best Performing Basket and to calculate the Basket Return, will equal the arithmetic average of the Basket Levels for each such Basket on each of the Valuation Dates, the Basket Level for such Basket at various times during the term of the securities, including on the Final Valuation Date, could be higher or lower than its Final Basket Level. This difference could be particularly large if there is a significant change in the Basket Level of such Basket during the latter portion of the term of the securities or there is significant volatility in the Basket Level of such Basket during the term of the securities. For example, if the Basket Level of a Basket initially declines or remains relatively constant and then significantly increases above its Initial Basket Level in the year prior to maturity, the Final Basket Level for such Basket will be significantly lower than its actual Basket Level on the Final Valuation Date. Similarly, if the Basket Level for a Basket steadily increases and then steadily decreases back to its Initial Basket Level by the Final Valuation Date, the Final Basket Level of such Basket will be significantly less than its Basket Level at its peak. An increase in the Basket Level of the Basket on one or more Valuation Dates, including the Final Valuation Date, compared to its Initial Basket Level may be substantially or entirely offset by a decrease in its Basket Level on one or more other Valuation Dates.

  •
  THERE ARE RISKS ASSOCIATED WITH EACH FUND – Although shares of the SPDR S&P 500 ETF Trust, the iShares Barclays 20+ Year Treasury Bond and the SPDR Gold Trust (each a "Fund") are listed for trading on the NYSE Arca, Inc. ("NYSE Arca") and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of each Fund or that there will be liquidity in the trading market. Each Fund is subject to management risk, which is the risk that the Fund's investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to a Fund's investment strategy or otherwise, the investment advisor for a Fund may add, delete or substitute the components held by the Fund it advises. Any of these actions could affect the price of the shares of each Fund and consequently the value of the securities.

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  THE PERFORMANCE OF EACH OF THE ISHARES BARCLAYS 20+ YEAR TREASURY BOND FUND AND THE SPDR S&P 500 ETF TRUST MAY NOT CORRELATE TO THE PERFORMANCE OF SUCH FUND'S TRACKED INDEX – Each of the iShares Barclays 20+ Year Treasury Bond Fund and the SPDR S&P 500 ETF Trust will generally invest in all of the components included in the index tracked by such Fund (for each such Fund, its "Tracked Index"). There may, however, be instances where such Fund's investment advisor may choose to overweight another component in such Fund's Tracked Index, purchase components not included in such Fund's Tracked Index that the investment advisor believes are appropriate to substitute for a component included in such Tracked Index or utilize various combinations of the other available investment techniques in seeking to accurately track such Tracked Index. In addition, the performance of each such Fund will reflect additional transaction costs and fees that are not included in the calculation of such Fund's Tracked Index. Finally, because the shares of each such Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of each such Fund may differ from the net asset value per share of such Fund. For all the foregoing reasons, the performance of each such Fund may not correlate with the performance of its Tracked Index. See the information set forth under "Basket Components—The iShares® Barclays 20+ Year Treasury Bond Fund" and "Basket Components—The SPDR® S&P 500 ETF Trust" herein and "The Funds—The iShares® Funds" in the accompanying underlying supplement.

  •
  THE VALUE OF THE SPDR GOLD TRUST IS NOT NECESSARILY REPRESENTATIVE OF THE GOLD INDUSTRY – The performance of the SPDR Gold Trust may not fully replicate the performance of the price of gold due to the fees and expenses charged by the SPDR Gold Trust or by restrictions on access to gold or due to other circumstances. The SPDR Gold Trust does not generate any income and as the SPDR Gold Trust regularly sells gold to pay for its ongoing expenses, the amount of gold represented by the SPDR Gold Trust has gradually declined over time. The SPDR Gold Trust sells gold to pay expenses on an ongoing basis irrespective of whether the trading price of the SPDR Gold Trust rises or falls in response to changes in the price of gold. The sale of the SPDR Gold Trust's gold to pay expenses at a time of low gold prices could adversely affect the value of the SPDR Gold Trust. Additionally, there is a risk that part or all of the SPDR Gold Trust's gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

  •
  THERE ARE RISKS IN SECURITIES RELATING TO COMMODITIES TRADING ON THE LONDON BULLION MARKET ASSOCIATION – The value of the SPDR Gold Trust is closely related to the price of gold. Gold is traded on the London Bullion Market Association ("LBMA"). The LBMA is a self-regulated association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals' market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

  •
  ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make anti-dilution adjustments for certain events affecting the shares of each Fund. However, an adjustment will not be required in response to all events that could affect the shares of each Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See "Description of the Securities—Anti-dilution adjustments for funds" in the accompanying product supplement.

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  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this term sheet is based on the full principal amount of your securities, the original issue price of the securities includes the agent's commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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  NO VOTING RIGHTS OR DIVIDEND PAYMENTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the components that comprise the Basket Components.

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  LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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  POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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  MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the Basket Level on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

    o
    the time to maturity of the securities;

    o
    the expected volatility of the Basket Components;

    o
    interest and yield rates in the market generally, as well as in the United States;

    o
    the occurrence of certain events to the shares of each Fund that may or may not require an anti-dilution adjustment for such Fund;

    o
    geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Basket Components or markets generally and which may affect the levels of the Basket Components; and

    o
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

    Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Dates) could adversely affect the value of the Basket and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to "Use of Proceeds and Hedging" in the accompanying product supplement.

Basket Components

We have derived all information regarding each Basket Component contained in this term sheet, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We make no representation or warranty as to the accuracy or completeness of this publicly available information. The information on the Basket Components provided herein is just a summary and should be read together with the additional disclosure in the accompanying underlying supplement. Information contained in the respective Basket Component websites and the Bloomberg pages referenced below is not incorporated by reference herein.

The SPDR S&P 500 ETF Trust

The SPDR S&P 500 ETF Trust is an exchange traded fund designed to generally correspond to the price and yield performance of the S&P 500 Index. The calculation of the level of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The shares of the SPDR S&P 500 ETF Trust are listed for trading on the NYSE Arca. Trading prices of the SPDR S&P 500 ETF Trust are reported by Bloomberg under the ticker symbol "SPY UP".

We have derived all information regarding the SPDR® S&P 500 ETF Trust contained herein, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publically available information. We make no representation or warranty as to the accuracy or completeness of this publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor's and SSgA Funds Management, Inc. ("SSFM"). Each S&P SPDR ETF is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to the S&P SPDR ETFs.

The Select Sector SPDR Trust (the "Trust") is a registered investment company that consists of nine separate investment portfolios, including each S&P SPDR ETF. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, respectively, through the SEC's website at http://www.sec.gov. For additional information regarding the Select Sector SPDRs, SSFM and each S&P SPDR ETF, please see the Select Sector SPDRs' Prospectus, dated January 31, 2010. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of this publicly available information.

The iShares® Barclays 20+ Year Treasury Bond Fund

The iShares Barclays 20+ Year Treasury Bond Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the long-term sector of the United States Treasury Market as defined by the Barclays Capital U.S. 20+ Year Treasury Bond Index. The iShares Barclays 20+ Year Treasury Bond Fund generally invests at least 90% of its assets in the bonds included in the Barclays Capital U.S. 20+ Year Treasury Bond Index and at least 95% of its assets in U.S. government bonds. The iShares Barclays 20+ Year Treasury Bond Fund may invest up to 10% of its assets in U.S. government bonds not included in the Barclays Capital U.S. 20+ Year Treasury Bond Index, but which BlackRock Fund Advisors ("BFA"), the investment advisor to the iShares Barclays 20+ Year Treasury Bond Fund, believes will help the iShares Barclays 20+ Year Treasury Bond Fund track the Barclays Capital U.S. 20+ Year Treasury Bond Index.

iShares Trust is a registered investment company that consists of more than 145 separate investment portfolios called funds, including the iShares Barclays 20+ Year Treasury Bond Fund. BFA is a wholly owned subsidiary of BlackRock Institutional Trust Company, N.A. ("BTC"), which in turn is a wholly owned subsidiary of BlackRock, Inc. The shares of the iShares Barclays 20+ Year Treasury Bond Fund are listed for trading on the NYSE Arca. Trading prices of the iShares Barclays 20+ Year Treasury Bond Fund are reported by Bloomberg under the ticker symbol "TLT UP". Information provided to or filed with the SEC by the iShares Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC's website at http://www.sec.gov. Please see "The Reference Funds—The iShares® Funds" in the accompanying underlying supplement for more information.

The SPDR® Gold Trust

The SPDR Gold Trust is an investment trust formed on November 12, 2004 and sponsored by World Gold Trust Services, LLC. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee, HSBC Bank USA, N.A. is the custodian and State Street Global Markets, LLC is the marketing agent for the SPDR Gold Trust. Information provided to or filed with the SEC by the SPDR Gold Trust pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-153150 and 001-32356, respectively, through the SEC's website at http://www.sec.gov.

The SPDR Gold Trust seeks to mirror as closely as possible the price of gold bullion, before fees and expenses. The SPDR Gold Trust holds gold bars and issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The shares of the SPDR Gold Trust are listed for trading on the NYSE Arca. Trading prices of the SPDR Gold Trust are reported by Bloomberg under the ticker symbol "GLD UP". Please see "The Reference Funds—The SPDR® Funds" in the accompanying underlying supplement for more information.

Historical Information

The following graphs set forth the historical performance of the Basket Components, as well as each Basket, based on the closing prices of the Basket Components. The Basket graphs set forth the historical performance of each Basket from March 1, 2005 through August 27, 2010. The graphs of the historical Basket performance assume the Basket Level of each Basket on August 27, 2010 was 100 and the Component Weightings were as specified on the cover of this term sheet. The Basket Component graphs set forth the historical performance of the SPDR S&P 500 ETF Trust and the iShares Barclays 20+ Year Treasury Bond Fund from January 1, 2005 through August 27, 2010 and the historical performance of the SPDR Gold Trust from March 1, 2005 through August 27, 2010. The closing price of one share of the SPDR S&P 500 ETF Trust on August 27, 2010 was 106.82. The closing price of one share of the iShares Barclays 20+ Year Treasury Bond Fund on August 27, 2010 was 105.35. The closing price of one share of the SPDR Gold Trust on August 27, 2010 was 121.01. We obtained the closing prices for the Basket Components from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The historical closing prices of the Basket Components should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the Basket Components on the Valuation Dates. We cannot give you assurance that the performance of the Basket Components will result in any return in excess of your initial investment. Any payment at maturity is subject to our ability to pay our obligations as they become due.

Historical Performance of the SPDR S&P 500 ETF Trust

Historical Performance of the iShares® Barclays 20+ Year
Treasury Bond Fund

Historical Performance of the SPDR Gold Trust

Historical Performance of Basket A

Historical Performance of Basket B

Historical Performance of Basket C

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), and who purchase the securities at the "issue price" of the securities (as described below). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

  •
  a financial institution,

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  a mutual fund,

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  a tax-exempt organization,

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  a grantor trust,

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  certain U.S. expatriates,

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  an insurance company,

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  a dealer or trader in securities or foreign currencies,

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  a person (including traders in securities) using a mark-to-market method of accounting,

  •
  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

We will treat the securities as indebtedness that is subject to the regulations governing contingent payment debt instruments (the "Contingent Debt Obligations") in the manner described below. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization, and the balance of this discussion assumes that the securities will be so treated and does not address any possible differing treatments of the securities. However, no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the securities. Holders should consult their tax advisors concerning the tax treatment of holding the securities.

U.S. Holders

For purposes of this discussion, the term "U.S. Holder," for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

Under the Contingent Debt Regulations, actual cash payments on the securities, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

  •
  require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the securities;

  •
  require you to accrue original issue discount at the comparable yield (as described below); and

  •
  generally result in ordinary rather than capital treatment of any gain and to some extent loss, on the sale, exchange, repurchase, or redemption of the securities.

You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the Maturity Date of the securities, that equals:

  •
  the product of (i) the adjusted issue price (as defined below) of the securities as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the securities, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that you held the securities.

The "issue price" of a security will be the first price at which a substantial amount of the securities is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a security will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below and decreased by the projected amounts of any payments previously made with respect to the securities (although, as indicated below, no amount is (for federal income tax purposes) projected to be paid prior to the Maturity Date).

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the securities. We have determined the comparable yield of the securities based on the rate, as of the initial issue date, at which we would issue a fixed rate debt instrument with no contingent payments but with terms and conditions similar to the securities. Accordingly, we have determined that the comparable yield is an annual rate of 1.8695%, compounded semi-annually.

We are required to furnish to you the comparable yield and solely for tax purposes, a projected payment schedule that estimates the amount and timing of contingent interest payments. For purposes of this determination—and only for purposes of this determination, which is required for federal income tax purposes—we have assumed that the securities will not be called and will be held until the Maturity Date. Accordingly, the projected payment schedule attached as Exhibit A indicates that you will receive no interest until the Maturity Date, at which time the projected payment amount includes $             of interest on the aggregate principal amount. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals (and the adjustments thereto described below) in respect of the securities, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS.

The comparable yield and the projected payment schedule are provided solely for the U.S. federal income tax treatment of the securities and do not constitute a projection or representation regarding the actual amount of the payments on a security.

If the actual contingent payment received differs from the projected payment, adjustments will be made for the difference. If such payment exceeds the projected payment, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. If, however, such payment is less than the amount of the projected payment, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

  •
  first, reduce the amount of original issue discount required to be accrued in the current year;

  •
  second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the securities; and

  •
  third, any excess negative adjustment will reduce the amount realized on a sale, exchange, or redemption of the securities.

A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

Upon the sale, exchange, or redemption of a security, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the security. Any gain on a security generally will be treated as ordinary income. Loss from the disposition of a security will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the securities. Any loss in excess of that amount will be treated as capital loss, which generally will be long-term if the securities were held for more than one year. The deductibility of net capital losses by individuals and corporations are subject to limitations.

Special rules apply in determining the tax basis of a security. Your basis in a security is generally your original purchase price for the security increased by original issue discount (before taking into account any adjustments) you previously accrued on the securities and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

Legislation Affecting Securities Held Through Foreign Accounts

Congress recently enacted the "Hiring Incentives to Restore Employment Act" (the "Act"). Under the Act, a 30% withholding tax is imposed on "withholdable payments" made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution's affiliates) and to annually report certain information about such account. "Withholdable payments" include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income ("FDAP"), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or to certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act would apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it would be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act's withholding and reporting regime is proposed to apply to payments made after December 31, 2012. Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a "Non-U.S. Holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a "dividend equivalent" payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A "dividend equivalent" payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a "specified notional principal contract" that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). These changes will apply to payments made on or after September 14, 2010. In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS. Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security. Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend. If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

Information Reporting Regarding Foreign Accounts

The Act also requires individual taxpayers with an interest in any "specified foreign financial asset" to file a report to the IRS with information relating to the asset and the maximum value thereof during the taxable for any year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-United States person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-United States person, and (iii) any interest in an entity which is a non-United States person. Depending on the aggregate value of your investment in specified foreign assets, you may be obligated to file an annual report under this provision. The requirement to file a report is effective for taxable years beginning after March 18, 2010. Penalties apply to any failure to file a required report.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Information Reporting Regarding Specified Foreign Financial Assets

The Act also requires individual U.S. Holders with an interest in any "specified foreign financial asset" to file a report to the IRS with information relating to the asset and the maximum value thereof during the taxable for any year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-United States person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-United States person, and (iii) any interest in an entity which is a non-United States person. Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision. The requirement to file a report is effective for taxable years beginning after March 18, 2010. Penalties apply to any failure to file a required report. Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year will not close before such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this term sheet and will receive underwriting discounts and commissions of between $0.00 and $2.50 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

In addition, Credit Suisse International, an affiliate of Credit Suisse, may pay referral fees to other broker-dealers of up to $5.00 per $1,000 principal amount of securities in connection with the distribution of the securities. An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

CSSU is our affiliate. In accordance with NASD Rule 2720, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to "Underwriting" in the accompanying product supplement.

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